Exhibit 99.2

Pixelworks, Inc. Q3 2014 Conference Call
October 30, 2014

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the third quarter ended September 30, 2014.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, October 30, 2014, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income (loss), and net income (loss) per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our third quarter financial results, and then provide our outlook for the fourth quarter of 2014.

Bruce Walicek, CEO

Thanks, Steve. Good afternoon everyone and thanks for joining us today.

Q3 2014 Results

•
Q3 2014, was another quarter of growth, as overall revenues of $17.1M were up 12% year over year, driven by accelerating growth in our product business, which grew 63% versus the year ago quarter, marking the highest chip revenue level in 4 years.

•	All other metrics were solidly within the range of guidance, and we generated positive EBITDA for the quarter.

•	While we experienced a very strong Q3, we began to see some moderating of order patterns in our customer base and expect to see seasonality earlier than typical, going into the end of the year.

•	That being said, we expect significant overall growth in 2015 in our current products business driven primarily by our co-development project.

•	Steve will review the results of the quarter and provide the outlook later in this call.

Iris mobile video processors/ Mobile screen applications

•
Q3 was a great quarter of progress as we launched the Iris product line targeted at mobile applications, and delivered initial silicon samples of our first device in a family of mobile video processors.

•	Iris is the industry’s first mobile video processor designed to bring the cinematic experience of large screens to mobile screens, while enhancing system performance and lowering power consumption.

•	Iris represents several years of research to leverage Pixelworks’ technology and expertise in large screen applications, to create the best video quality in smaller mobile displays as well.

Iris value proposition

•
The PX3883 is the first device in the product line of Iris chips on our roadmap based on our advanced video display processing and addresses the markets for mobile devices with high resolution screens from 5.5 to 15 inches.

•
Iris technology not only optimizes all aspects of the display that affect video quality, but it also works at the system level, improving battery life and freeing up valuable system resources to create the optimal viewing experience.

Iris launch/ traction

•	Interest in Iris from our customer base and partner ecosystem is very strong, and we are seeing excellent momentum and a wide range of design opportunities for Iris.

•	The value propositions of Iris are resonating with customers and partners as they face the increasing challenges of delivering a great visual experience without reducing battery life.

•
Historically, this level of dedicated video processing, has only been applied to large screens, but next generation displays are requiring innovative video solutions as companies begin to recognize the importance of the visual experience to the differentiation and positioning of their products.

Pixelworks' Value and Expertise

•
Pixelworks’ core video technology and expertise applies across the spectrum of screen sizes from 5.5 inches to large projected displays and we continue to see a robust licensing pipeline for our advanced video processing technology.

•
Our expansion into smaller display sizes from 5.5 to 15 inches positions the company to address a large market opportunity and ride the explosive 3rd wave of video, as resolutions rise across all screens.

•	We will be showing our current and future generation technology for all displays and demoing the PX8338 running on Intel and Qualcomm platforms at the upcoming Consumer Electronics Show in January.

•
Delivering great video quality is an art as well as a science, and it takes many years to develop the expertise necessary to provide solutions that are tested by the industry’s most demanding customers.

•	Pixelworks has a long history of delivering innovative video processing solutions for large screens, and has now brought that expertise and innovation to mobile screens as well.

•
By building on 15+ years of expertise, a portfolio of over 125 issued patents and experience in the marketplace solving the most difficult video problems, our latest technology represents the culmination of over a decade of video processing innovation.

Trends

•	Increasing mobile video consumption is a key driving factor of the need for next generation video solutions, as consumers increasingly view their content on UltrabooksTM, tablets, and smartphones.

◦
According to the most recent Adobe Digital Index, market share of online video consumption continues to rise on mobile devices with 26% of the 38 billion online videos viewed on a mobile device in Q2 - a market share increase of 59%.

◦	And according to eMarketer, U.S. consumers now view more video on mobile devices than on desktops and laptops.

•	Another driving factor is the relentless progress of display technology as the industry continues to deliver advancements in increasing resolutions and pixel density with no end in sight.

◦	We are just at the beginning of a multi-year transition to higher resolutions across all screens as the entire video ecosystem upgrades to 4K in the coming years.

◦	According to the latest forecast from ABI Research, “within five years, 478 million smartphones a year will ship with a UHD 4K display as standard.”

◦	But, today mobile devices are in transition to full HD and just beginning to transition to 2K Quad HD displays such as in the recently announced LG G3 smartphone coming in at 538 PPI.

•	Higher resolution magnifies video quality issues lessening the consumer experience, and small displays suffer from the same problems as large ones.

•	As mobile screens become the 1st screen consumers watch, the same emphasis on video quality and efficiency that is applied to the large screen TV market is beginning to be applied to mobile screens.

•	Hollywood is beginning to recognize the problem as well as content creators, and providers are beginning to focus on the problem of accurate presentation of content.

•
To that end we announced during the quarter that Pixelworks joined the Entertainment Technology Center which was founded by major Hollywood studios in 1993 with the goal of bringing technology and entertainment visionaries together to collaborate on the future of entertainment technology in conjunction with the University of Southern California’s School of Cinematic Arts.

•	In 2015 we will bring innovation to the market to give content creators creative control of the presentation of their content.

Large Screen Projected and Panel Applications

•
For large screen projected and panel display applications we continue to see great opportunities across our families of video co-processors, as 4K applications broaden out to include monitor, digital signage, and projected displays in addition to large screen TVs.

•	During the quarter we ramped into high volume production the advanced SOC we developed under our co-development partnership.

•
This is a significant milestone and we expect this project to continue to ramp into next year and drive significant year on year growth in 2015 in our overall product business for large screen applications.

•	We continued to see great design win adoption for our Topaz family of SOCs for projectors,

•	We also introduced VueMagic™ Mate Pro, which is a small Topaz chip based dongle that transforms any display into a connected, collaborative environment by enabling the features of VueMagic™ software.

•
This product doubles the addressable market opportunity for Topaz chips by adding the installed base of non-Topaz based projectors as well as large screen panel displays used in business conference rooms and digital signage applications.

•	VueMagic™ software provides wireless connectivity for mobile devices to Topaz based projectors or dongles and adds features such as live video, as well as advanced content sharing capabilities.

•	There are now over 70 VueMagic™ enabled Topaz based projector models available and growing each quarter.

•
We also released the Andriod 2.0 version of our VueMagic™ software during the quarter which is a major update for Android based mobile devices and it is now available on Baidu for download to address the growing education market in China.

•	Our latest VueMagic™ hardware and software solutions transform how presenters engage with their audience and increase collaborative sharing of information in business and educational environments.

•	We have an exciting roadmap of features and capabilities coming in 2015 that will continue to enhance and expand the VueMagic™ and Topaz platform and provide value to our customers.

Closing Summary

•	Q3 2014, was a solid quarter of growth, driven by our product business, that grew 63% versus the year ago quarter, marking the highest chip revenue level in 4 years.

•	During the quarter we ramped into high volume production the advanced SOC for large screen applications, we developed under our co-development partnership.

•
And while we see some early seasonality going into the end of the year, we expect to see significant growth in our current products for large screen applications business in 2015 versus 2014 primarily driven by our co-development project.

•	We launched the Iris product line targeted at mobile applications and delivered silicon samples of our first device the PX3883.

•	We introduced the VueMagicTM Mate Pro that extends our market opportunity for our Topaz products.

•
We will be demoing our current and future generation technology and products for all displays at the upcoming Consumer Electronics Show in January, so please come by for a visit to our suite if you attend the show.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the third quarter of 2014 was $17.1 million, up 13% sequentially and up 12% year-over-year. Strong chip sales drove the increased revenue during the quarter.

The split of our third quarter chip revenue by market was:
87% digital projection,
13% TV and panel

Digital projection revenue increased 34% sequentially to $14.9 million from $11.1 million in the prior quarter, as we continued to ramp sales of products for new and existing platforms.

Revenue from TV and panel totaled $2.2 million in the third quarter, compared to $3.9 million in the second quarter. The quarter-over-quarter decline was due primarily to inventory adjustments at certain customers.

Licensing revenue made a negligible contribution to third quarter revenue. We continuing to expect the recognition of licensing revenue to be lumpy in future quarters.

Non-GAAP gross profit margin was 50.4% in the third quarter, compared to 51.0% in the prior quarter.

Non-GAAP operating expenses were $9.3 million in the third quarter, compared to $8.7 million in the prior quarter.

Adjusted EBITDA was a positive $423,000 for the third quarter, compared to a positive $182,000 in the second quarter. A reconciliation of adjusted EBITDA to GAAP net income (loss) may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $950,000, or loss of 4 cents per share, in the third quarter of 2014, as compared to a non-GAAP net loss of $1.5 million, or loss of 6 cents per share, in the prior quarter.

Moving to the balance sheet, we ended the third quarter with cash and cash equivalents of approximately $19.3 million, compared to $20.9 million at the end of the second quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 32 days at quarter-end, compared to 24 days at the end of the second quarter, and inventory turns remained largely in-line with the previous quarter at approximately 12 times.

Guidance

For the fourth quarter of 2014, we expect revenue to be in a range of between $14 and $16 million, reflecting early seasonality going into year-end.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP basis and 47% to 49% on a GAAP basis.

In terms of operating expenses, we expect the fourth quarter to range between $8.5 and $9.5 million on a non-GAAP basis, and $10 to $11 million on a GAAP basis.

And finally, we expect a non-GAAP fourth quarter net loss of between 4 and 14 cents per share; and we expect a GAAP net loss of between 11 cents and 21 cents per share.

That concludes my comments. We will now open the call for your questions.